Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 16, 2018 (except for the third paragraph of Note 2 and the first paragraph of Note 14 to the consolidated financial statements, as to which the date is March    , 2018), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-223086) and related Prospectus of Arcus Biosciences, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Redwood City, California

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split described in the third paragraph of Note 2 to the consolidated financial statements.

/s/ Ernst & Young LLP

Redwood City, California

March 5, 2018